EXHIBIT 99.1

Press Release

Contact:	United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports Second Quarter Results

Lawrenceburg, Indiana – February 10, 2012 – United Community Bancorp (the “Company”) (Nasdaq: UCBA), the holding company for United Community Bank (the “Bank”), today reported net income of $531,000, or $0.07 per diluted share, for the quarter ended December 31, 2011, compared to net income of $579,000, or $0.08 per diluted share, for the quarter ended December 31, 2010. Net income for the six months ended December 31, 2011 was $1.0 million, or $0.13 per diluted share, compared to $850,000, or $0.11 per diluted share, for the six months ended December 31, 2010.

United Community Bancorp
Summarized Statements of Income
(Unaudited, in thousands, except per share data)

	For the six months ended
	12/31/2011	12/31/2010
Interest income	$9,387	$10,063
Interest expense	2,209	3,068
Net interest income	7,178	6,995

Provision for loan losses	1,875	1,456
Net interest income after provision for loan losses	5,303	5,539

Total other income	2,331	1,968
Total other expense	6,290	6,455
Income before income taxes	1,344	1,052

Income tax provision	337	202
Net income	$1,007	$850

Basic and diluted earnings per share	$0.13	$0.11
Weighted average shares outstanding	7,638,321	7,631,858

Summarized Consolidated Statements of Financial Condition
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
(In thousands, as of)	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010

ASSETS
Cash and Cash Equivalents	$16,644	$23,878	$31,159	$28,182	$19,343
Investment Securities	126,369	131,031	123,913	127,602	141,305
Loans Receivable, net	285,709	283,577	286,173	289,644	298,240
Other Assets	38,095	37,212	31,467	30,540	31,885
Total Assets	$466,817	$475,698	$472,712	$475,968	$490,773

LIABILITIES
Municipal Deposits	$101,832	$108,504	$111,251	$106,785	$138,639
Other Deposits	305,611	306,840	301,840	310,124	291,169
FHLB Advances	1,333	1,583	1,833	2,083	2,333
Other Liabilities	3,265	3,563	3,461	3,580	3,412
Total Liabilities	412,041	420,490	418,385	422,572	435,553
Total Stockholders' Equity	54,776	55,208	54,327	53,396	55,220
Total Liabilities & Stockholders' Equity	$466,817	$475,698	$472,712	$475,968	$490,773

Summarized Consolidated Statements of Operations
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010
	(for the three months ended, in thousands, except per share data)

Interest Income	$4,700	$4,687	$4,907	$4,876	$5,033
Interest Expense	1,057	1,152	1,233	1,286	1,433
Net Interest Income	3,643	3,535	3,674	3,590	3,600
Provision for Loan Losses	977	898	755	3,971	737
Net Interest Income (Loss) after Provision
for Loan Losses	2,666	2,637	2,919	(381)	2,863
Total Other Income	1,205	1,126	1,275	795	973
Total Other Expense	3,141	3,149	3,082	2,949	3,204
Income before Tax Provision (Benefit)	730	614	1,112	(2,535)	632
Income Tax Provision (Benefit)	199	138	316	(814)	53
Net Income (Loss)	$531	$476	$796	$(1,721)	$579
Basic and Diluted Earnings (Loss) per Share (1)	$0.07	$0.06	$0.10	$(0.23)	$0.08
Weighted Average Shares Outstanding
Basic and Diluted	7,638,321	7,638,321	7,640,321	7,612,759	7,631,858

(1) - For all periods shown, United Community MHC has held 4,655,200 shares of outstanding common stock. Since its inception, the MHC has waived receipt of quarterly dividends on common stock.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010
Performance Ratios:
Return on average assets (1)	0.45%	0.40%	0.67%	-1.43%	0.46%
Return on average equity (1)	3.88%	3.48%	5.92%	-12.61%	4.15%
Interest rate spread (2)	3.29%	3.17%	3.21%	3.05%	2.78%
Net interest margin (3)	3.34%	3.22%	3.28%	3.17%	3.04%
Other expense to average assets (1)	2.66%	2.66%	2.58%	2.44%	2.55%
Efficiency ratio (4)	64.79%	67.56%	62.28%	67.25%	70.06%
Average interest-earning assets to
average interest-bearing liabilities	105.08%	105.83%	106.39%	106.69%	106.83%
Average equity to average assets	11.57%	11.55%	11.25%	11.31%	11.10%

Bank Capital Ratios:
Tangible capital	10.12%	9.86%	9.83%	9.58%	9.61%
Core capital	10.12%	9.86%	9.83%	9.58%	9.61%
Total risk-based capital	18.20%	17.97%	17.84%	17.26%	16.80%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	5.33%	5.25%	6.15%	7.01%	7.70%
Allowance for loan losses as a percent
of total loans (5)	1.83%	1.96%	1.72%	1.65%	2.19%
Allowance for loan losses as a percent
of nonperforming loans (5)	34.22%	37.25%	28.03%	23.53%	28.50%
Net charge-offs to average outstanding
loans during the period (1)	2.25%	0.40%	0.13%	8.61%	0.30%

(1) Quarterly income and expense amounts used in calculating the ratio have been annualized.

(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(3) Represents net interest income as a percent of average interest-earning assets.

(4) Represents total other expense divided by the sum of net interest income and total other income.

(5) The Bank purchased three branches from Integra Bank on June 4, 2010 and acquired loans with a fair value of $43.9 million. Under ASC 805-20-30, the acquired loans are accounted for at fair value. While there is a credit risk component to the fair value measurement, there is no allowance for loan losses related to the acquired loans.

For the three months ended December 31, 2011:

Net interest income remained flat at $3.6 million for the quarter ended December 31, 2011 as compared to the quarter ended December 31, 2010. A decrease of $333,000 in interest income was offset by a $376,000 decrease in interest expense. The decrease in interest income was primarily the result of a $17.6 million decrease in average outstanding loans combined with a decrease in the average rate earned on loans from 5.74% to 5.60%. The decrease in interest expense was primarily the result of a $27.2 million decrease in average deposits combined with a decrease in the average interest rate paid on deposits from 1.28% to 1.01%. Changes in interest rates are reflective of decreases in overall market rates.

The provision for loan losses was $977,000 for the quarter ended December 31, 2011, compared to $737,000 for the same quarter in the prior year. Management evaluates the Bank’s allowance for loan loss for adequacy on at least a quarterly basis. As part of this evaluation, management considers the amounts and types of loans, concentrations, the value of underlying collateral, current economic conditions, historical charge-offs, and other relevant information, such as the size of the overall portfolio and the financial condition of the borrowers. Nonperforming loans increased $0.3 million, from $15.2 million at September 30, 2011 to $15.5 million at December 31, 2011, compared to an increase in nonperforming loans from $18.7 million at September 30, 2010 to $23.5 million at December 31, 2010.

Other income increased $232,000, or 23.8%, from $973,000 in the prior year quarter to $1.2 million in the current year quarter. The increase was primarily due to a $327,000 increase in gain on sale of investments offset by a $85,000 decrease in gain on the sale of loans. The increase in gain on sale of investments was the result of the sale of 19 securities totaling $26.0 million in the current year quarter, with no sales in the prior year quarter. The Company has implemented a strategy where it will sell a portion of its securities to recognize gains and reinvest the proceeds in securities with similar interest rates and terms without significantly affecting the interest rate risk to the Company. The decrease in the gain on sale of loans was the result of fewer loan sales to Freddie Mac in the current year quarter when compared to the same quarter in the prior year. The decrease in loan sales was the result of interest rates remaining relatively unchanged over the last year, leading to a decrease in refinances.

Other expense decreased $63,000, or 2.0%, to $3.1 million for the quarter ended December 31, 2011, from $3.2 million in the prior year quarter. The decrease was primarily the result of a $103,000 decrease in deposit insurance premiums as a result of the aforementioned decrease in average deposits in the current year quarter from the prior year quarter.

For the six months ended December 31, 2011:

Net interest income increased $183,000, or 2.62%, to $7.2 million for the six months ended December 31, 2011 as compared to $7.0 million for the six months ended December 31, 2010. A decrease of $859,000 in interest expense was partially offset by a $676,000 decrease in interest income. The decrease in interest expense was primarily the result of a $23.0 million decrease in average deposits combined with a decrease in the average interest rate paid on deposits from 1.39% to 1.06%. The decrease in interest income was primarily the result of a $20.0 million decrease in average outstanding loans combined with a decrease in the average rate earned on loans from 5.69% to 5.53%. Changes in interest rates are reflective of decreases in overall market rates.

The provision for loan losses was $1.9 million for the six months ended December 31, 2011, compared to $1.5 million for the same period in the prior year. Nonperforming loans decreased $5.1 million, from $20.6 million at June 30, 2011 to $15.5 million at December 31, 2011, compared to an increase in nonperforming loans from $10.6 million at June 30, 2010 to $23.5 million at December 31, 2010. The decrease in nonperforming loans in the current year period was primarily the result of troubled debt restructurings that were placed on accrual (performing) status after performing in accordance with their restructured terms for at least six consecutive months, partially offset by additional nonperforming loans in the current year period.

Other income increased $363,000, or 18.4%, from $2.0 million in the prior year period to $2.3 million in the current year period. The increase was primarily due to a $519,000 increase in gain on sale of investments offset by a $229,000 decrease in gain on the sale of loans. The increase in gain on sale of investments was the result of the sale of 30 securities totaling $51.6 million in the current year period, compared to the sale of only two securities totaling $4.0 million in the prior year period. The decrease in the gain on sale of loans was the result of fewer loan sales to Freddie Mac in the current year period when compared to the same period in the prior year.

Other expense decreased $165,000, or 2.6%, to $6.3 million for the six months ended December 31, 2011, from $6.5 million in the prior year period. The decrease was primarily the result of a $194,000 decrease in deposit insurance premiums as a result of the aforementioned decrease in average deposits.

Total assets were $466.8 million at December 31, 2011, compared to $472.7 million at June 30, 2011. Total assets decreased $5.9 million, or 1.2%, as a result of a $14.5 decrease in cash partially offset by increases in investment securities of $2.5 million, Federal Home Loan Bank (“FHLB”) stock of $4.1 million and bank owned life insurance (“BOLI”) of $2.3 million. The increase in investment securities was primarily due to purchases of mortgage-backed securities offset by sales of other available for sale securities. The increase in FHLB stock was attributable to the Bank’s desire to increase its borrowing capacity. BOLI was increased to offset and recover existing benefit expenses. The decrease in cash is the result of funding the increases in these other assets in addition to a $5.6 million decrease in deposits.

Total liabilities were $412.0 million at December 31, 2011, compared to $418.4 million at June 30, 2011. The decrease was primarily the result of a $9.4 million decrease in municipal deposits partially offset by a $3.8 million increase in deposits other than municipal deposits. The decrease in municipal deposits was due to the normal cyclical cash flow needs of the municipalities.

Total stockholders’ equity was $54.8 million at December 31, 2011, compared to $54.3 million at June 30, 2011. The increase was primarily the result of net income of $1.0 million, partially offset by dividends paid of $665,000. At December 31, 2011, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates nine offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K, or its quarterly reports on Form 10-Q, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.